THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
This Third Amendment to Employment Agreement (“Third Amendment”) is made by and between David Milner (“Employee”) and Cumulus Media Inc. (“Company”) on this 12th day of August, 2016.
WHEREAS, Employee and Company are parties to that certain Employment Agreement dated July 21, 2014, and as amended by that First Amendment to Employment Agreement dated November 13, 2015, and that Second Amendment to Employment Agreement dated February 19, 2016 (collectively, the “Agreement”);
WHEREAS, the Parties wish to modify the terms of the Agreement in accordance with the terms hereof; and
WHEREAS, this Third Amendment, once executed by the Parties, shall be incorporated into the Agreement and shall have the same force and effect as if it were part of the original Agreement between the Parties.
NOW THEREFORE, the Parties in consideration of the mutual promises set forth herein, hereby agree as follows:
1.Section 1.1 is deleted in its entirety and the following is inserted in lieu thereof:
“‘Job Duties’ means the following: Employee is employed in the position of Senior Vice President responsible for overseeing certain of the Company’s radio markets as designated by the Company (each a “Market” and collectively the “Region”), with job duties consisting of: (i) guiding the overall operation of the Region and the Region’s financial-performance responsibilities, including but not limited to achieving revenue and BCF goals for the Region and managing the Region’s costs of sales; (ii) overseeing the sales activities and customer relations for the Region, including management of the Region’s market managers and sales managers; (iii) overseeing the Region’s General and Administrative, Programming and Promotions Departments and their respective staffs; and (vi) representing the Company to the local advertising community and the listening community for the Region. Without limiting the generality of the foregoing, Employee shall be reasonably available to attend staff meetings and conferences all as directed by Company management. Employee agrees that Employee has been assigned and will carry out these Job Duties on behalf of the Company.”
2.The first sentence of Section 4.2 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:
“At the end of calendar year 2016, Employee shall be eligible to receive and annual bonus in a target amount of $199,500, and at the end of calendar year 2017, a target amount of $237,000, or such higher amounts as determined in the sole discretion of the Chief Executive Officer.”
3.All capitalized terms used herein, unless given specific definitions in this Third Amendment shall have the definition ascribed to such terms in the Agreement.
4.This Third Amendment shall be effective as of August 1, 2016 (the “Effective Date”).
Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

This Third Amendment may be executed in any number of counterparts, each of which when taken together shall constitute one and the same original instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Third Amendment the day and year indicated herein.

COMPANY	EMPLOYEE
Cumulus Media Inc.	David Milner
By: /s/ Richard Denning	/s/ David Milner
Name: Richard Denning
Title: SVP

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